EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LoJack Corporation:

We consent to the incorporation by reference in the registration statement No.’s  333-43670, 333-111293, 333-151044, 333-160855 and 333-182398 on Form S-8 of LoJack Corporation of our report dated March 10, 2014, with respect to the consolidated balance sheet of LoJack Corporation as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10‑K of LoJack Corporation.
/s/    KPMG LLP
Boston, Massachusetts
March 16, 2015